Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 1, 2022, of Mangoceuticals, Inc. relating to the audit of the consolidated financial statements as of December 31, 2021, and for the period then ended, appearing in the Prospectus dated March 20, 2023 (relating to the initial public offering), filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s registration statement No. 333-269240 on Form S-1.

/s/ M&K CPAS, PLLC

Houston, TX
April 18, 2023